                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       INSPIRE INSURANCE SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       INSPIRE INSURANCE SOLUTIONS, INC.
                               300 BURNETT STREET
                          FORT WORTH, TEXAS 76102-2799

             NOTICE OF THE 1999 ANNUAL MEETING OF THE SHAREHOLDERS
                            TO BE HELD MAY 12, 1999

To the Shareholders
of INSpire Insurance Solutions, Inc.:

     INSpire Insurance Solutions, Inc., a Texas corporation (the "Company" or "INSpire"), cordially invites you to attend the 1999 annual meeting of its shareholders at the Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, on May 12, 1999, at 10:00 a.m. Fort Worth time, for the following purposes:

     (1) To elect three directors to INSpire's Board of Directors;

     (2) To consider and vote upon a proposal to approve and ratify INSpire's Executive Performance Stock Incentive Plan;

     (3) To ratify the appointment of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 1999; and

     (4) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

     The Board of Directors of INSpire has established the close of business on March 15, 1999 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Any shareholder may examine the list of shareholders as of the record date at INSpire's office in Fort Worth, Texas, during regular business hours on any business day before the annual meeting or any adjournment thereof.

     We have included, along with this notice and Proxy Statement, the 1998 Annual Report and Form 10-K, which describe certain of INSpire's activities during 1998 and contain INSpire's financial statements for the year ended December 31, 1998. The Annual Report and Form 10-K do not form any part of the material for solicitation of proxies.

     WE URGE SHAREHOLDERS, WHETHER OR NOT THEY PLAN TO ATTEND THE ANNUAL MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER WHO HAS SUBMITTED A PROXY ATTENDS THE ANNUAL MEETING IN PERSON, THAT SHAREHOLDER MAY REVOKE THE PROXY AND VOTE IN PERSON ON ALL MATTERS SUBMITTED AT THE ANNUAL MEETING.

                                            By Order of the Board of Directors,
                                            /s/ F. George Dunham, III

                                            F. George Dunham, III
                                            Chief Executive Officer and
                                              Chairman of the Board of Directors

April 1, 1999
Fort Worth, Texas

                       INSPIRE INSURANCE SOLUTIONS, INC.
                               300 BURNETT STREET
                          FORT WORTH, TEXAS 76102-2799

                                PROXY STATEMENT

                    1999 ANNUAL MEETING OF THE SHAREHOLDERS
                            TO BE HELD MAY 12, 1999

                                  INTRODUCTION

     The board of directors (the "Board of Directors") of INSpire Insurance Solutions, Inc., a Texas corporation (the "Company" or "INSpire"), hereby solicits your proxy on behalf of INSpire for use at the 1999 annual meeting of INSpire's shareholders and any continuation of this meeting pursuant to any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, on May 12, 1999, at 10:00 a.m. Fort Worth time.

     INSpire's principal executive office is located at 300 Burnett Street, Fort Worth, Texas 76102-2799. INSpire's telephone number is (817) 348-3900.

     INSpire mailed this proxy statement (this "Proxy Statement") and the accompanying proxy card (the "Proxy Card") on or about April 1, 1999. The date of this Proxy Statement is April 1, 1999.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the holders of record (the "Shareholders") of shares of common stock, par value $0.01 per share (the "Common Stock"), of INSpire on March 15, 1999 will vote upon the following matters:

     (1) The proposal to elect Daniel E. Berce, William J. Smith, III and Mitch
         S. Wynne as directors to INSpire's Board of Directors;

     (2) The proposal to approve and ratify INSpire's Executive Performance Stock Incentive Plan;

     (3) The ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 1999; and

     (4) The transaction of such other business as may properly come before the Annual Meeting.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that you vote "FOR" each of:

     (1) The election of Daniel E. Berce, William J. Smith, III and Mitch S. Wynne as directors to INSpire's Board of Directors;

     (2) The approval and ratification of INSpire's Executive Performance Stock Incentive Plan;

     (3) The ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 1999.

     The Millers Mutual Fire Insurance Company ("Millers Mutual"), which owned approximately 24.6% of the Common Stock on March 15, 1999, has informed the Board of Directors that it will vote "FOR" each of the proposals.

                             RECORD DATE AND VOTING

RECORD DATE

     The Board of Directors has established the close of business on March 15, 1999 (the "Record Date"), as the record date for determining the Shareholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, INSpire had 18,763,558 shares of Common Stock outstanding. INSpire did not have any other shares of capital stock outstanding on the Record Date.

QUORUM, REQUIRED VOTE AND VOTING RIGHTS

     Quorum. The presence, in person or by proxy, of Shareholders holding a majority of the outstanding shares of Common Stock on the Record Date will constitute a quorum at the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and shares that are "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted in determining whether a quorum is present at the Annual Meeting. The election inspectors appointed for the Annual Meeting will determine the number of shares of Common Stock present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots. Unless a quorum is present at the Annual Meeting, no action may be taken at the meeting except the adjournment thereof until a later time.

     Required Vote. To elect a nominee for director, a plurality of the votes cast (in person or by proxy) is required. Therefore, if you abstain from voting in the election of a director, your abstention will not affect the outcome of that election. A majority of the shares of Common Stock entitled to vote and present in person or by proxy is required to: (i) approve and ratify INSpire's Executive Performance Stock Incentive Plan; and (ii) ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 1999. If you abstain from voting on any of these proposals, your abstention will have the effect of a negative vote with respect to these proposals because each of these proposals requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes will be treated as not present and not entitled to vote with respect to each applicable proposal. Therefore, broker non-votes will have no effect on the outcome of any of the proposals, including the election of directors.

     Voting Rights. With respect to each proposal, each Shareholder will be entitled to one vote per share of Common Stock held as of the Record Date by such Shareholder.

PROXIES

     F. George Dunham, III and William J. Smith, III, the persons named as proxies on the Proxy Card accompanying this Proxy Statement, were selected by the Board of Directors to serve as proxies (collectively, the "Proxyholders"). Messrs. Dunham and Smith are officers of INSpire. Each executed and returned Proxy Card will be voted according to the directions indicated on that Proxy Card. If no direction is indicated, the proxy will be voted according to the Board of Directors' recommendations, which are contained in this Proxy Statement.

     The Board of Directors does not intend to present, and has no information that others will present, any business at the Annual Meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the Annual Meeting, the Proxyholders will vote the proxies that they hold in accordance with their best judgment, including voting them to adjourn the Annual Meeting to another time if a quorum is not present at the Annual Meeting or if they believe that an adjournment is in the best interests of INSpire.

     Each Shareholder giving a proxy has the power to revoke it at any time before the shares of Common Stock it represents are voted. This revocation is effective upon receipt, at any time before the Annual Meeting is called to order, by the Secretary of INSpire of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date than the preceding proxy. Additionally, a Shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

SHAREHOLDER LIST

     A list of Shareholders entitled to vote at the Annual Meeting, which will be arranged in alphabetical order and which will show each Shareholder's address and the number of shares registered in his or her name, will be open to any Shareholder to examine for any purpose related to the Annual Meeting. Any Shareholder may examine this list during ordinary business hours commencing April 1, 1999, and continuing through the date of the Annual Meeting at the principal office of INSpire, 300 Burnett Street, Fort Worth, Texas, 76102-2799.

SOLICITATION AGENT AND CERTAIN REIMBURSEMENTS

     INSpire will bear the cost to solicit proxies. INSpire has retained Morrow & Co., Inc. (the "Solicitation Agent") to solicit proxies for the Annual Meeting. The Solicitation Agent may solicit proxies from the Shareholders and other persons in person or by mail, facsimile transmission, telephone, personal interview, or any other means. INSpire will pay the Solicitation Agent a fee of $4,000 and reimburse it for its out-of-pocket expenses in connection with this solicitation. INSpire also will reimburse banks, brokers, custodians, fiduciaries, nominees, securities dealers, trust companies, and other persons for the reasonable expenses that they incur when forwarding this Proxy Statement and the accompanying materials to the beneficial owners of shares of Common Stock. INSpire's directors and officers also may solicit proxies from Shareholders and other persons by any of the means described above. INSpire will not pay these directors and officers any extra compensation for participating in this solicitation.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERAL

     The Board of Directors currently consists of six directors. At the Annual Meeting, three directors are to be elected: Daniel E. Berce for a term of two
(2) years that expires at the annual meeting of shareholders to be held in 2001, and William J. Smith, III and Mitch S. Wynne, each for a term of three (3) years that expires at the annual meeting of shareholders to be held in 2002. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO CONTINUE TO SERVE AS DIRECTORS OF INSPIRE. See "-- Nominees" below.

     The three remaining directors, whose terms of office expire in 2000 and 2001, will continue to serve after the Annual Meeting until their respective terms of office expire or their successors are duly elected and qualified. See "-- Other Directors" below.

NOMINEES

     Daniel E. Berce, age 45, was appointed as a director by the Board of Directors on March 29, 1999. If elected as a director at the Annual Meeting, his term would expire at the 2001 annual meeting of shareholders. Mr. Berce has served as Vice Chairman and a director of AmeriCredit Corp. a publicly-traded consumer finance company ("AmeriCredit"), since November 1996. Mr. Berce has also served as Chief Financial Officer of AmeriCredit since May 1990, and Treasurer of AmeriCredit from May 1990 to November 1996. Previously, Mr. Berce was a partner with PricewaterhouseCoopers LLP.

     William J. Smith, III, age 40, has served as President, Chief Operating Officer and a director of INSpire since April 1998. His current term as director expires at the 1999 Annual Meeting. From December 1997 to April 1998, Mr. Smith served as Vice President of Sales, Midrange Systems, for IBM North America. From July 1996 to December 1997, Mr. Smith served as General Manager, RS/6000 Sales and Services, for IBM North America. From 1992 to July 1996, Mr. Smith served as a business unit executive and assistant to the President for IBM North America.

     Mitch S. Wynne, age 40, has served as a director of INSpire since March 1997 and his current term as director expires at the 1999 Annual Meeting. Mr. Wynne also served as a director of Millers Mutual and The Millers Casualty Insurance Company ("Millers Casualty") from March 1997 to June 1997. Mr. Wynne has owned and operated Wynne Petroleum Company, an oil and gas production company, for more than five years.

OTHER DIRECTORS

     The following persons will continue to serve as directors of INSpire after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                                      SERVED AS
                                                                      DIRECTOR     TERM
             NAME               AGE       POSITION WITH COMPANY         SINCE     EXPIRES
             ----               ---       ---------------------       ---------   -------
F. George Dunham, III.........  40    Chief Executive Officer,          1995       2000
                                      Chairman of the Board and
                                        Director
Harry E. Bartel...............  56    Director                          1996       2000
R. Earl Cox, III..............  65    Director                          1996       2001

     Mr. Dunham has served as Chief Executive Officer and a director of INSpire since its inception in 1995. Mr. Dunham has also served as President of INSpire since inception to April 1998. His current term as director expires in 2000. Mr. Dunham served from inception to March 1996 as Chairman of the Board of INSpire and was again elected to that position in June 1997. Mr. Dunham has served as a director of Millers

Mutual and Millers Casualty since 1992. In October 1998, he was elected Chairman of the Board of Millers Mutual and Millers Casualty. From June 1997 to October 1998, he served as Vice Chairman of the Board of both companies. From 1994 to June 1997, Mr. Dunham served as President and Chief Executive Officer of Millers Mutual and Millers Casualty. From 1992 to 1994, Mr. Dunham served as Executive Vice President and Chief Financial Officer of Millers Mutual and Millers Casualty. From 1991 to 1992, Mr. Dunham served as Vice President - Finance of Lindsey Morden Claim Services, Inc., an insurance claim services and administration company.

     Mr. Bartel has served as a director of INSpire since 1996, and his current term as director expires in 2000. Mr. Bartel also served as a director of Millers Mutual and Millers Casualty from March 1995 to June 1997. Mr. Bartel has been a partner with the law firm of Cantey & Hanger, L.L.P. since 1968.

     Mr. Cox has served as a director of INSpire since 1996 and his current term as director expires in 2001. Mr. Cox also served as a director of Millers Mutual and Millers Casualty from March 1987 to June 1997. Since 1977, Mr. Cox has served as president of R.E. Cox Realty Co. and has been a co-owner of OFCO Office Furniture, Inc. since 1985. Mr. Cox has served as a director of KBK Capital Corp., a factoring company, since 1995 and a director and Chairman of the Board of Tandycraft, Inc., a manufacturer and retailer of craft products, since 1985.

EXECUTIVE OFFICERS

     Set forth below is a table identifying executive officers of INSpire who are not identified herein as a director or nominee for director.

          NAME             AGE                    POSITION WITH COMPANY
          ----             ---                    ---------------------
Kenneth J. Meister.......  34    Executive Vice President and Chief Financial Officer
Ronald O. Lynn...........  61    Executive Vice President and Chief Information Officer
Robert K. Agazzi.........  55    Executive Vice President -- Software and Systems
Jeffrey W. Robinson......  41    Executive Vice President -- Outsourcing
James P. Strickland......  32    Senior Vice President -- Outsourcing Sales and
                                 Marketing
John C. Aldredge.........  53    Senior Vice President -- Research and Development
B. L. Buatt..............  60    Senior Vice President -- Professional Services

     Mr. Meister was elected as Executive Vice President and Chief Financial Officer of INSpire on January 11, 1999. From June 1996 to January 1999, Mr. Meister served as a Senior Vice President in the Investment Banking Group of Raymond James & Associates, Inc., a New York Stock Exchange investment banking firm ("Raymond James"). While at Raymond James, Mr. Meister focused primarily on public offerings and mergers and acquisitions for information technology companies. Before joining Raymond James, he was a practicing corporate and securities attorney for over five years, most recently with Foley & Lardner.

     Mr. Lynn has served as Executive Vice President and Chief Information Officer of INSpire since March 1997 and, from March 1996 to March 1997, as Vice President of INSpire. Mr. Lynn also served as Executive Vice President and Chief Information Officer from March 1997 to June 1997 and as Vice President from 1993 to March 1997 of Millers Mutual and Millers Casualty. From 1992 to 1993, Mr. Lynn served as Vice President of Harco National Insurance Company, where he was responsible for computer related functions. From 1988 to 1992, Mr. Lynn served as Assistant Vice President of Property and Casualty Processing Services for Policy Management Systems Corporation ("PMSC").

     Mr. Agazzi has served as Executive Vice President -- Software and Systems of INSpire since July 1997. Mr. Agazzi served as President of Strategic Data Systems, Inc. ("SDS") from 1989 until July 1997 and as Vice
President -- Marketing of SDS from 1983 to 1989. Prior to 1983, Mr. Agazzi served in various management positions with PMSC and several insurance and software development companies.

     Mr. Robinson has served as Executive Vice President -- Outsourcing of INSpire since June 1997. From November 1996 to June 1997, Mr. Robinson served as Vice President -- Policy Life Cycle of INSpire, Millers Mutual and Millers Casualty. From 1985 to March 1997, Mr. Robinson served in various management positions with PMSC including Vice President of the Risk Services Division. Prior to 1985, Mr. Robinson served in various management and analyst positions for Home Insurance Company and Business Computer Systems, an insurance processing and administration company.

     Mr. Strickland has served as Senior Vice President -- Outsourcing Sales and Marketing of INSpire since January 1998. From 1996 to January 1998, Mr. Strickland served as Vice President Integrated Business Services of Computer Sciences Corporation (formerly The Continuum Company, Inc.), a software development and policy and claims administration company for property and casualty and life insurance companies. From 1992 to 1996, Mr. Strickland served as Vice President Outsourcing Services for The Continuum Company, Inc. From 1988 to 1996, Mr. Strickland served as Director of Outsourcing Sales Support for Electronic Data Systems.

     Mr. Aldredge has served as Senior Vice President -- Research and Development of INSpire since September 1998. From January 1996 to September 1998, Mr. Aldredge served as Senior Vice President for Technology Services for Insurance Technology Services Inc., an insurance systems integration and consulting firm. From 1993 to December 1995, Mr. Aldredge served as the Chief Information Officer of the Texas Workers Compensation Insurance Fund. Before 1993, he served as an officer of several software companies and Chief Information Officer of the City of Lubbock, Texas.

     Mr. Buatt was elected as Senior Vice President -- Professional Services of INSpire on February 18, 1999. From October 1997 to February 1999, Mr. Buatt served as Senior Vice President for Professional Services for the Americas Banking Division of the Financial Services Group of Computer Sciences Corporation. From November 1994 to October 1997, he served as Senior Vice President for Outsourcing for the Americas Banking Division of Computer Sciences Corporation.

                                   MANAGEMENT

     Amounts and prices related to shares of Common Stock have been adjusted to give effect to a three-for-two stock split of the Common Stock, effected in the form of a stock dividend, paid on August 17, 1998.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to the Chief Executive Officer of INSpire and INSpire's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for services rendered during 1998 and 1997. During 1996, Mr. Dunham was the President and Chief Executive Officer of both INSpire and Millers Mutual, and Millers Mutual paid all compensation of Mr. Dunham and certain other officers of INSpire who were also officers of Millers Mutual. In turn, INSpire paid Millers Mutual a management fee. Accordingly, INSpire did not pay any compensation during 1996 to any named executive officer. See "Certain Transactions."

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                          ANNUAL COMPENSATION(1)       SECURITIES
                                       ----------------------------    UNDERLYING       ALL OTHER
                                       YEAR   SALARY($)    BONUS($)    OPTIONS(#)    COMPENSATION($)
                                       ----   ---------    --------   ------------   ---------------
F. George Dunham, III................  1998    391,667          --       270,000              --
  Chief Executive Officer              1997    175,000(2)  175,000     1,397,309              --
  and Chairman of the Board
William J. Smith, III................  1998    216,667(3)       --       375,000         199,332(4)
  President and Chief Operating
  Officer
Robert K. Agazzi.....................  1998    164,325          --            --              --
  Executive Vice President --          1997    136,126(5)   33,448       237,543              --
  Software and Systems
Ronald O. Lynn.......................  1998    127,500          --         9,693              --
  Executive Vice President             1997    115,000      57,500       237,543              --
  and Chief Information Officer
Jeffrey W. Robinson..................  1998    127,500          --        45,000              --
  Executive Vice President --          1997    115,000      57,500       237,543              --
  Outsourcing

---------------

(1) Does not include "Other Annual Compensation" because amounts of certain perquisites and other noncash benefits provided by INSpire did not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2) Represents salary paid to Mr. Dunham for the six months ended December 31, 1997. Mr. Dunham was compensated by Millers Mutual for the six months ended June 30, 1997.

(3) Represents salary paid to Mr. Smith during 1998 since his employment with INSpire began in April 1998.

(4) Represents moving expenses and a one-time bonus paid to Mr. Smith in connection with his employment with INSpire.

(5) Represents salary paid to Mr. Agazzi during 1997 since his employment with INSpire began in March 1997.

     The following table sets forth certain information concerning the options granted to the named executive officers during 1998. Since December 31, 1998, INSpire has not granted any options to any of the named executive officers. For additional information on and certain terms of options, see "-- Stock Option Plan."

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                          --------------------------------------------------------------      VALUE AT ASSUMED
                          NUMBER OF      % OF TOTAL                 MARKET                  ANNUAL RATES OF STOCK
                          SECURITIES      OPTIONS                  PRICE ON                PRICE APPRECIATION FOR
                          UNDERLYING     GRANTED TO     EXERCISE   DATE OF                    OPTION TERM($)(2)
                           OPTIONS        EMP. IN        PRICE      GRANT     EXPIRATION   -----------------------
                          GRANTED(#)   FISCAL YEAR(1)    ($/SH)     ($/SH)       DATE          5%          10%
                          ----------   --------------   --------   --------   ----------   ----------   ----------
F. George Dunham, III...   270,000(3)        22          $22.00     $22.00     4/21/04     2,020,168    4,583,072
William J. Smith, III...   375,000(3)        31           22.58      22.58     4/28/04     2,880,181    6,534,148
Ronald O. Lynn..........     9,693(4)         1           22.17      22.17     7/21/04        73,077      165,786
Jeffrey W. Robinson.....    45,000(3)         4           22.00      22.00     4/21/04       336,695      763,845

---------------

(1) Options to purchase a total of 1,222,365 shares of Common Stock were granted to employees in 1998.

(2) The amounts under the columns labeled "5%" and "10%" are included by INSpire pursuant to certain rules promulgated by the Securities and Exchange Commission (the "Commission") and are not intended to forecast future appreciation, if any, in the price of the Common Stock. Such amounts are based on the assumption that the named persons hold the options for the full term of the options. The actual value of the options will vary in accordance with the market price of the Common Stock.

(3) Options are subject to a five-year vesting schedule, with one-fifth becoming exercisable on each of the first five anniversaries of the date of grant.

(4) This grant of options resulted from a repricing of existing options that were originally granted on March 12, 1997. These options were repriced on July 21, 1998 from $.87 per share to $22.17 per share. These options are subject to a two-year vesting schedule, with one-third becoming exercisable on the date of grant (July 21, 1998) and an additional one-third becoming exercisable on each of the first two anniversaries of the date of grant.

     The following table sets forth certain information concerning options exercised in 1998 by the named executive officers and all unexercised options held by the named executive officers as of December 31, 1998. For additional information on and certain terms of such options, see "-- Stock Option Plan."

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                                    FISCAL YEAR-END(#)           FISCAL YEAR-END($)(2)
                            SHARES ACQUIRED        VALUE        ---------------------------   ---------------------------
                            ON EXERCISE(#)    REALIZED($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            ---------------   ---------------   -----------   -------------   -----------   -------------
F. George Dunham, III.....      354,462          6,634,723        577,076        735,770       5,987,164      5,829,111
William J. Smith, III.....           --                 --             --        375,000              --             --
Robert K. Agazzi..........       58,750          1,302,072         73,530        105,264       1,008,289      1,424,363
Ronald O. Lynn............       50,000          1,214,166         82,279        105,265         991,768      1,424,373
Jeffrey W. Robinson.......       55,000          1,245,457         77,279        150,265       1,073,935      1,424,373

---------------

(1) Values realized are determined by aggregating for each option exercise in 1998 the amount calculated by multiplying (i) an amount equal to the closing price of the Common Stock as of the date of each such exercise less the exercise price paid for such exercise by (ii) the number of shares of Common Stock acquired upon such exercise.

(2) Based upon the closing price of the Common Stock of $18.375 on December 31, 1998.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

     In July 1997, INSpire entered into employment agreements, which were amended in January 1998, with Messrs. Dunham, Lynn and Robinson, each of which terminates in June 2000, and which provide for an annual salary for Mr. Dunham of $350,000 and annual salaries for Messrs. Lynn and Robinson of $115,000 each. Pursuant to their employment agreements, Messrs. Dunham, Lynn and Robinson have been granted options to purchase shares of Common Stock under the Second Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan"). Each of Messrs. Dunham, Lynn and Robinson shall be entitled to participate in INSpire's 1998 Annual Bonus Plan during the remainder of the terms of their employment agreements and is subject to noncompetition and confidentiality provisions. Mr. Dunham's employment agreement also permits him to serve as Chairman of the Board of Millers Mutual and Millers Casualty. See "-- Stock Option Plan."

     In April 1998, INSpire entered into an employment agreement with Mr. Smith, which terminates on April 27, 2003 (the "Termination Date") and which provides for an annual salary of $325,000. Mr. Smith's employment agreement also provides that: (i) he will be entitled to five equal annual installments of $100,000 in cash on each April 28 during the term of his employment agreement provided he is employed on such date, and (ii) in the event his employment agreement is terminated for any reason other than cause (as defined in his employment agreement) prior to the Termination Date, he will be entitled to an additional one-time cash payment, the amount of which depends on the date of such termination. Also pursuant to his employment agreement, Mr. Smith has been granted options to purchase shares of Common Stock under the Stock Option

Plan. Mr. Smith shall be entitled to participate in INSpire's 1998 Annual Bonus Plan during the term of his employment agreement.

     Each employment agreement with Messrs. Dunham, Smith, Lynn, and Robinson also provides that if there is a "change of control" of INSpire, the employee shall be paid, for the term of his employment agreement plus a period of two years thereafter, his annual "cash compensation" (which is based upon such employee's average cash compensation for the two years prior to such change of control), along with an annual amount equal to 50% of such average annual cash compensation (the "Bonus"). The total amount, however, cannot exceed the amount that would cause such payment to be deemed a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended. Each agreement also provides that the payments to such employee will cease if he is terminated for cause or in the event of reasonable proof of any violation of the noncompetition or confidentiality provisions of his employment agreement. Also, if following a change of control an employee voluntarily terminates employment for other than good reason (as defined in the employment agreement), his annual cash compensation and Bonus will be payable for only one year following such termination.

     INSpire entered into an employment agreement with Mr. Agazzi that terminated in March 1998. Mr. Agazzi's agreement provided for an annual salary of $169,000 and options to purchase shares of Common Stock. Mr. Agazzi is subject to noncompetition and confidentiality provisions. INSpire has also entered into employment agreements with Messrs. Meister, Strickland and Aldredge when such executive officers were elected to their respective positions.

     INSpire has entered into indemnification agreements with each of its directors. Each indemnification agreement provides that INSpire shall indemnify the director against certain liabilities and expenses actually and reasonably incurred by the director in connection with any threatened, pending or completed action, suit or proceeding, including an action by or on behalf of shareholders of INSpire or by or in the right of INSpire, to which the director is, or is threatened to be made, a party by reason of his status as a director, provided that such individual did not derive an improper benefit, such individual did not commit acts or omissions that were not in good faith or that involved intentional misconduct or a knowing violation of the law, or such indemnification is not otherwise disallowed under Texas law.

EMPLOYEE BENEFIT PLANS

     Millers Mutual has a defined benefit pension plan that covered the employees of INSpire. INSpire and Millers Mutual have reached an agreement that provides for the assets of this plan attributable to INSpire's employees to be handled in the same manner as those assets attributable to terminated employees who were 100% vested under such plan. Under the defined benefit pension plan, participating employees of INSpire receive benefits as follows. With respect to normal and late retirement benefits, a participating employee who retires after age 65 will receive an annuity for life, payable monthly in an amount determined actuarially on the basis of the participating employee's account balance at age
65. A participant's account balance is equal to the present value of his accrued benefit on July 1, 1996, calculated using an 8% interest rate plus quarterly additions to the account equal to 5% of quarterly considered compensation plus an interest credit equal to the rate on one-year U.S. Treasury securities (but not greater than 30-year Treasury securities). With respect to early retirement benefits, a participating employee who retires on or after age 55 and before his normal retirement age is eligible to receive an annuity for life, commencing at age 65 and payable monthly in an amount equal to the amount calculated above for normal retirement benefits, provided, however, that if such employee so elects, such employee may receive a reduced pension benefit beginning on his elected retirement date. As of the date of this Proxy Statement, the estimated annual benefits payable upon retirement at normal retirement age under the defined benefit pension plan for Messrs. Dunham, Agazzi, and Lynn are expected to be $10,789, $794, and $5,637, respectively. Messrs. Smith and Robinson were not participants in the defined benefit pension plan, and therefore will not receive any payments upon retirement under such plan.

     In addition, INSpire maintains a defined contribution plan for its employees that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended.

STOCK OPTION PLAN

     A total of 4,500,000 shares of Common Stock has been reserved for issuance pursuant to the Stock Option Plan. The Stock Option Plan was initially adopted by the Board of Directors in March 1997, amended and restated by the Board of Directors in July 1997, amended by the Board of Directors effective as of July 30, 1997, and amended and restated by the Board of Directors in February 1998. The Stock Option Plan was administered by the Board of Directors through January 27, 1998 and thereafter has been administered by the Compensation Committee. Both nonqualified stock options and incentive stock options (as defined in the Internal Revenue Code) may be granted under the Stock Option Plan. Incentive stock options granted under the Stock Option Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by such grantee. Nonqualified stock options may be transferred to certain permitted transferees under the Stock Option Plan.

DIRECTOR STOCK OPTION PLAN

     In July 1997, the Board of Directors adopted the 1997 Director Stock Option Plan, which was amended by the Board of Directors in February 1998 (the "Director Plan"). The Director Plan is administered by the Board of Directors. A total of 75,000 shares of Common Stock has been reserved for issuance pursuant to the Director Plan.

     Each new nonemployee director who is elected (or appointed to fill any vacancy) as a director of INSpire will be granted options under the Director Plan to purchase 3,750 shares of Common Stock at the fair market value of the Common Stock on the date of grant. Also, each nonemployee director who has previously been granted options under the Director Plan will be granted additional options under the Director Plan to purchase 3,750 shares of Common Stock on the day immediately after each annual meeting of shareholders of INSpire subsequent to the time at which such nonemployee director is first elected or appointed as a director of INSpire if such nonemployee director continues to serve as a director on such date of grant. The options under the Director Plan will vest and be exercisable as of the date of grant. Options granted under the Director Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives, and are not assignable or transferable by such grantee, except for certain permitted transfers subject to the prior consent of the Board of Directors.

EMPLOYEE STOCK PURCHASE PLAN

     In July 1997 the Board of Directors adopted INSpire's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which a total of 637,500 shares of Common Stock has been reserved for issuance. The Board of Directors has appointed a committee to administer the Stock Purchase Plan. Any employee who has been employed by INSpire for 90 days is eligible to participate in offerings under the Stock Purchase Plan.

     In 1998, INSpire implemented two semiannual offerings of Common Stock, beginning on January 1 and July 1, of 75,000 shares of Common Stock each. Pursuant to such offerings, 11,173 and 13,741 shares of Common Stock, respectively, were purchased by participants under the Stock Purchase Plan. INSpire anticipates that the Stock Purchase Plan will be further implemented by six additional semiannual offerings of Common Stock beginning on January 1 and July 1 for each of the years 1999, 2000 and 2001. The maximum number of shares issued in each semi-annual offering will be 75,000 shares plus the number of unissued shares from prior offerings under the Stock Purchase Plan.

     On the commencement date of each offering under the Stock Purchase Plan, a participating employee will be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to (i) the percentage of the employee's base pay that such employee has elected to be withheld (not to exceed 10%), (ii) multiplied by such employee's base pay during the period of such offering and (iii) divided by the lower of 85% of the closing market price of the Common Stock on the applicable offering commencement date or 85% of the closing market price of the Common Stock on the offering termination date. Options held by a participant shall be exercisable only by that participant.

     No employee may be granted options to participate in the Stock Purchase Plan if, as a result of such grant, such employee would (i) own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of INSpire or (ii) have rights to purchase stock under all employee stock purchase plans of INSpire that accrue at a rate in excess of $25,000 in fair market value for any calendar year.

1998 ANNUAL BONUS PLAN

     In January 1998, the Board of Directors adopted the 1998 Annual Bonus Plan, which is administered by the Compensation Committee of the Board of Directors. The Compensation Committee may designate earnout periods and, for each such earnout period, the performance goal, participants, performance award for each such participant and the award percentage of the performance award for each such participant for various degrees of achievement of such performance goal. At the end of each earnout period, based on a comparison of the actual performance of INSpire over such earnout period to the applicable performance goal, each participant shall receive a lump-sum cash award within 75 days after the issuance of INSpire's audited financial statements corresponding to such earnout period in an amount equal to the performance award designated for such participant for such earnout period multiplied by the award percentage corresponding to the extent to which such performance goal was achieved.

EXECUTIVE PERFORMANCE STOCK INCENTIVE PLAN

     The Board of Directors has approved, and is submitting to the Shareholders for approval and ratification, INSpire's Executive Performance Stock Incentive Plan (the "Performance Plan"). See "Proposal 2 -- Approval and Ratification of the Executive Performance Stock Incentive Plan."

MEETINGS OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1998, the Board of Directors held seven formal meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

COMMITTEES OF THE BOARD OF DIRECTORS

     INSpire has an Audit Committee and a Compensation Committee. INSpire has not established a formal nominating committee. The Audit Committee currently is comprised of Messrs. Bartel, Berce, Cox and Wynne and is responsible for reviewing the independence, qualifications and activities of INSpire's independent certified accountants and INSpire's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board of Directors the appointment of the independent certified public accountants and reviews and approves INSpire's financial statements. The Audit Committee held one formal meeting in 1998. The Compensation Committee currently is comprised of Messrs. Bartel, Berce, Cox and Wynne and is responsible for establishing the compensation of INSpire's directors, officers and other managerial personnel, including salaries, bonuses, termination agreements and other executive officer benefits as well as certain grants of stock options. The Compensation Committee held two formal meetings in 1998. See "Joint Report of the Compensation Committee and the Board of Directors on Executive Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1998, Harry E. Bartel, R. Earl Cox, III and Mitch S. Wynne served as members of the Compensation Committee of INSpire.

DIRECTOR COMPENSATION

     Directors who are executive officers or employees of INSpire receive no compensation as such for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers or employees of INSpire receive an annual fee of $15,000, plus $1,000 per meeting of the Board of Directors attended, $300 per committee meeting attended and reimbursement for travel expenses to attend such meetings. Directors who serve as chairman of a committee receive an additional annual fee of $3,000. The nonemployee directors are also eligible to receive options to purchase Common Stock under the Director Plan. See "-- Director Stock Option Plan."

                                JOINT REPORT OF
                           THE COMPENSATION COMMITTEE
                                      AND
                             THE BOARD OF DIRECTORS
                                       ON
                             EXECUTIVE COMPENSATION

                                JANUARY 29, 1999

GENERAL

     In 1998, the Compensation Committee was comprised of Messrs. Bartel, Cox and Wynne, each of whom is an outside independent director and none of whom is currently or was formerly an officer or employee of INSpire or any of its affiliates.

     The Compensation Committee is responsible for establishing the compensation of INSpire's directors, officers and other managerial personnel, including salaries, bonuses, termination agreements and other executive officer benefits. In 1998, the Board of Directors was responsible for grants of stock options under the Stock Option Plan.

     Although the Board of Directors delegated certain responsibilities as described above to the Compensation Committee, in determining compensation for directors, officers and other managerial personnel for 1998, the Board of Directors as a whole either ratified the actions of the Compensation Committee or acted directly with respect to such decisions. As of the date of this joint report, the Board of Directors is comprised of Messrs. Bartel, Cox, Dunham, Smith and Wynne. Mr. Dunham abstained from all compensation decisions with respect to himself for his service as Chief Executive Officer and Chairman of the Board of Directors. Also, Mr. Smith abstained from all compensation decisions with respect to himself for his service as President and Chief Operating Officer.

1998 COMPENSATION

     Base Salary. The base salaries of executive officers are established in consideration of the competitive market for executives of comparable levels at companies of a comparable stage of development. In establishing base salaries for INSpire's executive officers, INSpire has engaged a consulting group (the "Consultant") to prepare independent job evaluations and market research reports for INSpire. The Consultant uses a formal compensation point factor system that evaluates appropriate compensation for an executive position based on the know-how and problem-solving abilities required in connection with, and the accountability with respect to, such position. INSpire obtains a salary survey from the Consultant at least once each year to ensure that INSpire's executive compensation is competitive in the marketplace.

     The Board of Directors caused INSpire to enter into employment agreements with Messrs. Dunham, Lynn and Robinson in July 1997. The Board of Directors believed these contracts to be necessary to ensure the continuation of experienced management familiar with INSpire after its initial public offering. The Board of Directors caused INSpire to enter into employment agreements with Messrs. Smith and Mr. Aldredge in 1998, and Mr. Meister in 1999. The Board of Directors believed these contracts to be necessary to hire and retain management that the Board of Directors believes to be vital to INSpire's continued growth, development and success. All of these employment agreements require certain annual compensation to these individuals, which for Messrs. Dunham, Smith, Lynn and Robinson for 1998 are included in the Summary Compensation Table set forth above. The Board of Directors believes the annual compensation provided to each of INSpire's executive officers, whether pursuant to an employment agreement or otherwise, is commensurate with the responsibilities, experience and individual performance of such executive officer.

     Bonuses. The criteria in awarding bonuses to executive officers is established by the Compensation Committee pursuant to the 1998 Annual Bonus Plan. If such criteria are not met, no bonuses will be granted to executive officers.

     Stock Options. The Board of Directors believes that equity ownership in INSpire provides important incentives to INSpire's directors, officers and significant employees to enhance the financial performance of INSpire and encourage the continued creation of shareholder value. The Stock Option Plan is also designed to enhance INSpire's ability to attract and retain qualified management and other personnel necessary for the success and progress of INSpire. Stock options are granted to the executive officers on a discretionary basis based on INSpire's performance and the executive officer's contributions to INSpire. The number of stock options granted to each of the named executive officers in 1998 is set forth under "Management -- Executive
Compensation -- Option Grants in Last Fiscal Year." These grants were made in 1998 to reward the performance of these individuals for their past performance and to encourage retention of these individuals in a competitive marketplace for such executive talent. The amounts of the grants were based on each individual's responsibilities and contributions to INSpire without establishing any specific quantitative formula.

1998 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Dunham's base salary, bonus and grants of options were determined in accordance with the same procedures and standards as for other executive officers of INSpire.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     In 1998, INSpire was subject to compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that compensation in excess of $1,000,000 paid to the chief executive officer of INSpire and the four highest compensated officers of INSpire (other than the chief executive officer) cannot be deducted by INSpire for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of outside directors, is objectively determined and the plan or agreement providing for such performance-based compensation is approved by shareholders. All compensation paid to executive officers during 1998 was tax deductible to INSpire. The Compensation Committee expects all compensation paid to executive officers during 1999 to be tax deductible to INSpire. In the future, however, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if, in its judgment after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

COMPENSATION COMMITTEE                  BOARD OF DIRECTORS
R. Earl Cox, III, Chairman              F. George Dunham, III, Chairman
Harry E. Bartel                         Harry E. Bartel
Mitch S. Wynne                          R. Earl Cox, III
                                        William J. Smith, III
                                        Mitch S. Wynne

                               PERFORMANCE GRAPH

     The following performance graph sets forth the cumulative total shareholder return for the Common Stock, the S&P 500 Index and the Nasdaq Computer & Data Processing Index for the period indicated. The performance graph assumes $100 invested in the Common Stock at its closing price on August 22, 1997, the date on which the Common Stock commenced trading on the Nasdaq National Market, and in each of the S&P 500 Index and the Nasdaq Computer & Data Processing Index on the same date. The performance graph also assumes the reinvestment of all dividends, if any. The dates on the performance graph represent the last trading day of each month indicated.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
    INSPIRE, THE S&P 500 INDEX, AND NASDAQ COMPUTER & DATA PROCESSING INDEX

                                                                                           NASDAQ
                                                      INSPIRE                            COMPUTER &
                                                     INSURANCE                              DATA
               MEASUREMENT PERIOD                    SOLUTIONS,         S&P 500          PROCESSING
                (PERIOD COVERED)                        INC.             INDEX             INDEX
8/22/97                                                        100               100               100
9/97                                                           151               103                99
12/97                                                          174               106                93
3/98                                                           277               120               123
6/98                                                           277               123               137
9/98                                                           295               111               129
12/98                                                          230               134               167

                                               8/22/97   9/97   12/97   3/98   6/98   9/98   12/98
                                               -------   ----   -----   ----   ----   ----   -----
INSpire Insurance Solutions, Inc............     100     151     174    277    277    295     230
S&P 500 Index...............................     100     103     106    120    123    111     134
Nasdaq Computer & Data Processing Index.....     100      99      93    123    137    129     167

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of March 15, 1999, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by INSpire to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of INSpire, (iii) each named executive officer as of such date and (iv) all directors and named executive officers as a group.

                                                       NUMBER OF SHARES     PERCENT OF SHARES
              NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED    BENEFICIALLY OWNED
              ------------------------                ------------------    ------------------
Millers Mutual......................................      4,606,875(1)             24.6%(1)
  300 Burnett Street
  Fort Worth, Texas 76102-2799
Warburg Pincus Asset Management, Inc. ..............        965,100(2)              5.1
  466 Lexington Avenue
  New York, New York 10017
F. George Dunham, III...............................        817,619(3)              4.4
William J. Smith, III...............................         75,000(4)           *
Ronald O. Lynn......................................        131,856(5)           *
Robert K. Agazzi....................................        148,483(6)           *
Jeffrey W. Robinson.................................        123,856(7)           *
Harry E. Bartel.....................................         12,000(8)           *
R. Earl Cox, III....................................         12,000(8)           *
Mitch S. Wynne......................................         36,500(9)           *
All directors and executive officers as a group (12
  individuals)(10)..................................      1,399,414(11)             7.5

---------------

  *  Less than 1%.

 (1) Based on the Schedule 13G/A filed by Millers Mutual with the Commission on February 12, 1999.

 (2) Based on the Schedule 13G filed by Warburg Pincus Asset Management, Inc. with the Commission on January 13, 1999.

 (3) Includes 5,100 shares of Common Stock held in trusts, of which Mr. Dunham or a person controlled by Mr. Dunham is trustee, for the benefit of certain family members of Mr. Dunham, and 716,807 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

 (4) Represents shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

 (5) Includes 128,856 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

 (6) Includes 120,107 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

 (7) Represents shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

 (8) Includes 7,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement. Does not include options covering additional shares expected to be granted following the Annual Meeting pursuant to the Director Plan.

 (9) Includes 24,000 shares of Common Stock held in trusts, of which Mr. Wynne or a person controlled by Mr. Wynne is trustee, for the benefit of certain family members of Mr. Wynne, and 7,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement. Does not include options covering additional shares expected to be granted following the Annual Meeting pursuant to the Director Plan.

(10) Does not include Daniel E. Berce, who was appointed as a director of INSpire by the Board of Directors on March 29, 1999. Pursuant to the Director Plan, Mr. Berce was granted options to purchase 3,750 shares of Common Stock, which vested and became exercisable on the date of grant, March 29, 1999.

(11) Includes 1,262,126 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

                                   PROPOSAL 2

                          APPROVAL AND RATIFICATION OF
                 THE EXECUTIVE PERFORMANCE STOCK INCENTIVE PLAN

GENERAL

     The Performance Plan was adopted by the Board of Directors on December 18, 1998. The Performance Plan is administered by the Compensation Committee.

SUMMARY OF THE PERFORMANCE PLAN

     This summary addresses only certain features of the Performance Plan. Please refer to the full text of the Performance Plan included in Exhibit A attached to this Proxy Statement. Capitalized terms not defined in this summary have the meanings given to them in the Performance Plan.

     The Performance Plan is administered by the Compensation Committee. With respect to the Performance Plan, the Compensation Committee may establish a target performance goal for INSpire over a performance period. The Compensation Committee must establish this performance goal on or before the 90th day of the performance period, but in no event after 25% of the performance period has elapsed. The Compensation Committee may base the performance goal on any of the following business criteria: stock price, market share, sales, earnings per share, return on equity or costs, return on invested capital or net assets employed, cumulative total return to shareholders, consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes and cash flow.

     Participants in the Performance Plan include directors of INSpire and employees of INSpire or its subsidiaries if they hold an officer position of Vice President or higher with INSpire or any of its subsidiaries. A participant may participate for a specified performance period by timely filing with INSpire an election to defer base compensation for that performance period. The participant may elect to forego 10%, 15%, 20%, or 25% of his or her base compensation (which includes the participant's base salary only without regard to any bonuses or annual incentive plan compensation), or such other percentage as the Compensation Committee may permit. The period of time in which a participant elects to forego base compensation with respect to a performance period need not coincide with that performance period, but shall begin no earlier than one month before the beginning, and end no later than one month after the end, of that performance period. If the participant makes such an election for a performance period, the participant shall receive the right to an award of Common Stock subject to the award, issuance and forfeiture provisions of the Performance Plan.

     The amount of performance stock awarded will depend on whether INSpire achieves the target performance goal designated by the Compensation Committee for the particular performance period. If the target performance goal is achieved, each participant will be awarded a number of shares of Common Stock (a "Success Award") valued at two-times the amount of base compensation the participant deferred for that performance period, based on the Fair Market Value (as defined in the Performance Plan) of the Common Stock on the April 1 in or nearest (in the event a performance period does not span an April 1) that performance period. If the target performance goal is not achieved, each participant will be awarded a number of shares of Common Stock (a "Base Award") valued at 50% of the amount of base compensation the participant deferred for that performance period, based on the Fair Market Value of the Common Stock on the April 1 in or nearest that performance period.

     Shares of awarded Common Stock shall be paid and transferred to a participant as follows: (i) for a Base Award, the shares shall be issued and transferred within five business days after the April 1 immediately following the related performance period; and (ii) for a Success Award, 50% of the shares shall be issued and transferred within five business days after the April 1 immediately following the related performance period and the remaining 50% shall be issued and transferred within five business days after the April 1 of the next following year.

     The maximum number of shares of Common Stock that may be granted to any participant in any one year shall not exceed 100,000 shares. The shares of Common Stock awarded under the Performance Plan shall be restricted shares under the Securities Act of 1933, as amended (the "Securities Act"). INSpire shall register such shares under the Securities Act before the issuance of those shares under the Performance Plan.

     A participant's participation shall terminate before the end of a performance period in the event of his or her termination of employment with INSpire for any reason, including death or disability. When a participant's participation terminates before the end of a performance period due to involuntary termination of employment, retirement, death or disability, the amount of any base compensation foregone by that participant shall be reimbursed by INSpire to that participant or that participant's designated beneficiary.

     INSpire may modify, amend, suspend or terminate the Performance Plan at any time and for any reason; however, no such modification, amendment, suspension or termination shall reduce the balance of any participant's plan account as of the date of such action.

RECOMMENDATION

     The Board of Directors believes that the following benefits of the Performance Plan outweigh any burden to the shareholders attendant to the award of shares of Common Stock: (i) providing significant incentives to selected officers, directors and employees of INSpire and its subsidiaries; (ii) enhancing the interest of such officers, directors and employees in INSpire's success and progress by providing them with an opportunity to become shareholders of INSpire; and (iii) enhancing INSpire's ability to attract and retain qualified management and other personnel necessary for the success and progress of INSpire. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE PERFORMANCE PLAN AND BELIEVES THAT THE PERFORMANCE PLAN IS APPROPRIATE TO COMPENSATE INSPIRE'S EMPLOYEES AND DIRECTORS.

EFFECT OF FEDERAL INCOME TAXATION ON THE PERFORMANCE PLAN

     The following summary of tax consequences with respect to the performance shares that may be awarded under the Performance Plan is not comprehensive and is based upon laws and regulations in effect on March 15, 1999. These laws and regulations are subject to change.

     Upon the issuance of shares of awarded Common Stock to a participant, the participant will recognize compensation income and INSpire will then be entitled to a deduction for tax purposes in the amount of the Fair Market Value of such shares.

     According to the Performance Plan, its terms shall be interpreted in such a fashion so as to qualify all compensation paid under the Performance Plan as "qualified performance-based compensation" within the meaning of Section 162(m). The Board of Directors believes that all compensation paid under the Performance Plan is performance based and therefore will be deductible for tax purposes by INSpire under Section 162(m).

                                   PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent certified public accountants, as independent auditors of INSpire's financial statements for 1999. Deloitte & Touche LLP has acted as auditors for INSpire since 1996.

     In 1997, in connection with INSpire's acquisition of SDS, SDS changed its independent auditors from KPMG Peat Marwick LLP ("KPMG") to Deloitte & Touche LLP, INSpire's independent auditors. KPMG's reports on SDS's financial statements did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between SDS and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that if not resolved to the satisfaction of KPMG would have caused such firm to make reference thereto in connection with its reports on the financial statements of SDS. SDS's decision to change its independent auditors was approved by the Board of Directors of INSpire.

     The Board of Directors has determined to afford the Shareholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the Shareholders at the Annual Meeting a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP. If a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on this proposal are not voted in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors will interpret this as an instruction to seek other auditors. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF INSPIRE'S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. These representatives will be given an opportunity to make a statement if they desire to do so.

                              CERTAIN TRANSACTIONS

BENEFITS ADMINISTRATION CONTRACT

     Effective July 1, 1997, INSpire and Millers Mutual entered into a benefits administration contract (the "Benefits Administration Contract") pursuant to which Millers Mutual provides INSpire with certain benefits administration services, including payroll, and INSpire pays Millers Mutual a service fee of $15,000 per month. The term of the Benefits Administration Contract is three years. Effective January 1, 1998, INSpire and Millers Mutual amended the Benefits Administration Contract to provide that INSpire shall provide Millers Mutual, rather than Millers Mutual providing to INSpire, the benefits administration services specified in the Benefits Administration Contract, and Millers Mutual shall pay INSpire a service fee of $15,000 per month. For the year ended December 31, 1998, Millers Mutual paid INSpire aggregate service fees of $180,000 under the Benefits Administration Contract, as amended.

CLAIMS SERVICE CONTRACTS

     Effective October 1, 1997, INSpire, Millers Mutual and Millers Casualty entered into a claims administration services agreement (the "Claims Services Agreement"), which provides for INSpire to perform claims administration services for and on behalf of Millers Mutual and Millers Casualty. Under the Claims Services Agreement, each of Millers Mutual and Millers Casualty pays a fee per claim administered and a monthly fee for claims open greater than 31 days, both of which are in an amount that depends on the insurance policy line under which a claim is administered, and a fee per hour for the services of consultants and programmers. The term of the Claims Services Agreement is five years, which automatically shall be renewed and extended for successive terms of three years, unless earlier terminated. For the year ended

December 31, 1998, Millers Mutual and Millers Casualty paid INSpire aggregate service fees of $9.8 million under the Claims Services Agreement.

     INSpire and the Specialty Personal Lines Division of Millers Mutual are parties to a service contract effective as of April 1, 1997 under which INSpire provides claims administration services to Millers Mutual with respect to nonstandard auto policies issued by Sun Coast General Insurance Agency ("Sun Coast"). Millers Mutual paid INSpire fees for services related to policies issued by Sun Coast of $3.1 million in 1998.

     During mid-1998, INSpire, Millers Mutual and Millers Casualty agreed to (i) amend the Claims Services Agreement to provide that INSpire will perform claims administration services with respect to three general agents that Millers Mutual or Millers Casualty has entered into agency relationships with during 1998, and
(ii) amend the Sun Coast Service Contract to increase the rate charged by INSpire for claims administration services. These amendments are subject to the approval of the Texas Department of Insurance before they can be executed.

POLICY SERVICES CONTRACT

     Effective October 1, 1997, INSpire, Millers Mutual and Millers Casualty entered into a policy administration services agreement (the "Policy Services Agreement"), which provides for INSpire to perform policy administration services for and on behalf of Millers Mutual and Millers Casualty. The term of the Policy Services Agreement is two years, which automatically shall be renewed and extended for successive terms of one year unless earlier terminated. In 1998, Millers Mutual and Millers Casualty paid INSpire aggregate service fees of approximately $2.9 million under the Policy Services Agreement.

INFORMATION SERVICES CONTRACT

     Effective October 1, 1997, INSpire, Millers Mutual and Millers Casualty entered into a second amended information services contract (the "Second Amended Information Services Contract"), which provides for INSpire to provide certain information technology ("IT") services to Millers Mutual and Millers Casualty, including telecommunications services, hardware services, application software services, system software services, network services and system integration services. Under the Second Amended Information Services Contract, each of Millers Mutual and Millers Casualty pays monthly service fees based on the amount and type of services provided, subject to a minimum monthly fee. In addition, each of Millers Mutual and Millers Casualty pays a fee per hour for modifications by INSpire to INSpire-supplied application software. The term of the Second Amended Information Services Contract is five years, which automatically shall be renewed and extended for successive terms of three years unless earlier terminated. Effective January 1, 1998, INSpire, Millers Mutual and Millers Casualty agreed to amend the Second Amended Information Services Contract to provide that INSpire shall not charge Millers Mutual or Millers Casualty service fees with respect to policies issued by Millers General Agency, Inc., which was owned and managed by a former officer of Millers Mutual and Millers Casualty until Millers Mutual acquired it from such former officer in June 1998. For the year ended December 31, 1998, Millers Mutual and Millers Casualty paid INSpire aggregate service fees of $7.6 million under the Second Amended Information Services Contract.

OUTSOURCING SERVICES CONTRACTS WITH MILLERS CASUALTY

     Effective May 1, 1997, INSpire and Millers Casualty entered into a policy administration services agreement, which was amended by Amendment No. 1, effective October 1, 1997 (the "Policy Administration Services Agreement"), pursuant to which INSpire provides policy administration services for Millers Casualty's homeowners line of business in Florida. The term of the Policy Administration Services Agreement is three years, which will automatically renew for successive three-year terms unless terminated by either party. For the year ended December 31, 1998, Millers Casualty paid INSpire aggregate fees of approximately $1.2 million under the Policy Administration Services Agreement.

     Effective June 1, 1997, INSpire and Millers Casualty entered into a claims administration services agreement (the "Claims Administration Services Agreement") pursuant to which INSpire provides claims administration services for Millers Casualty's homeowners line of business in Florida. The term of the Claims

Administration Services Agreement is three years, which will automatically renew for successive three-year terms unless terminated by either party. For the year ended December 31, 1998, Millers Casualty paid INSpire aggregate fees of approximately $1.2 million under the Claims Administration Services Agreement.

CONSULTING AGREEMENT

     Effective March 15, 1998, INSpire entered into a consulting agreement with Stuart H. Warrington pursuant to which Mr. Warrington retired as an executive officer of INSpire. The consulting agreement provides that Mr. Warrington will serve as a consultant to INSpire until May 30, 1999 for a consulting fee of $2,000 per month and will be fully vested with respect to options for 139,731 shares of Common Stock granted to Mr. Warrington on March 12, 1997, which were scheduled to vest in three equal annual installments commencing on the date of grant. Mr. Warrington will also retain the vested portion of options granted effective August 22, 1997, covering 19,563 shares of Common Stock. The consulting agreement also provides for deferred annual compensation of $40,000 to be paid each year for the 20-year period commencing January 1, 1999 and ending December 31, 2018. The consulting agreement contains noncompetition and confidentiality provisions. Mr. Warrington founded SDS and served in one or more capacities as its President, Chief Executive Officer and Chairman of the Board from inception in 1981 until July 1997 and served from July 1997 until March 15, 1998 as an executive officer of INSpire.

MISCELLANEOUS

     INSpire leases its approximately 96,000 square foot headquarters in Fort Worth, Texas from IIS Realty, Ltd., a Texas limited partnership (the "Partnership") pursuant to a lease agreement, dated as of November 13, 1998 (the "Lease Agreement"). F. George Dunham, III owns a 50% interest in the Partnership and Messrs. Bartel, Cox and Wynne own in equal parts the remaining 50% interest. The term of the Lease Agreement is ten years, with one renewal option of five years. The Lease Agreement provides for monthly rental payments as follows:
$64,000 for the first five years, $72,000 for the next five years, and $81,000 for the five-year renewal period, plus taxes, insurance and maintenance costs. For the year ended December 31, 1998, INSpire made rental payments of approximately $138,000 to the Partnership under the Lease Agreement.

     In November 1998, Millers Mutual sold the building located at 300 Burnett Street, Fort Worth, Texas, in which INSpire's headquarters are located, to the Partnership. Before that date, INSpire leased its headquarters in Fort Worth, Texas from Millers Mutual pursuant to a month-to-month rental agreement, effective as of May 1, 1996 (the "Lease"), which provided for monthly rental payments of approximately $25,400. For 1998, INSpire paid Millers Mutual approximately $273,000 under the Lease.

     INSpire leases its principal Sheboygan, Wisconsin facility pursuant to a lease dated March 12, 1997 (the "Building Lease"). The building is owned by Riverview Building, LLC ("Riverview"), which is controlled by Stuart H. Warrington, a former executive officer of INSpire. The term of the Building Lease ends February 28, 2007. Pursuant to the Building Lease, Riverview leases to INSpire approximately 28,000 square feet of office space at a monthly rate of approximately $21,000 for the first four years, $23,000 for the next five years, and $25,000 for the last year. For the year ended December 31, 1998, INSpire paid Riverview approximately $250,000 under the Building Lease.

     INSpire and Millers Mutual are parties to a sublease agreement, dated as of January 1, 1997, pursuant to which Millers Mutual subleases to INSpire certain furniture, equipment and other personal property that Millers Mutual has leased from third parties under various equipment leases for the benefit of INSpire. The sublease payments by INSpire to Millers Mutual under the sublease equal the lease payments by Millers Mutual to the lessors under the respective leases.

     Prior to INSpire's initial public offering, Millers Mutual, INSpire and the other subsidiaries of Millers Mutual were parties to the Tax Allocation Agreement. Under the Tax Allocation Agreement, Millers Mutual was required to pay INSpire an amount equal to any decrease in the income taxes otherwise payable by the Millers Mutual consolidated tax group attributable to any net losses of INSpire. Conversely, the Tax Allocation Agreement required INSpire to pay to Millers Mutual the amount of any income taxes that INSpire would have paid if it had not been included in the Millers Mutual consolidated tax group. For the period from April 28, 1995 through December 31, 1996, INSpire received from Millers Mutual approximately $190,000 under the Tax Allocation Agreement. Effective August 23, 1997, the Tax Allocation Agreement was terminated as it related to INSpire due to INSpire leaving the Millers Mutual consolidated tax group at the time of INSpire's initial public offering. The agreement to terminate the Tax Allocation Agreement provides that INSpire will indemnify the other members of the Millers Mutual consolidated tax group for any of the group's income taxes and related expenses attributable to INSpire and Millers Mutual will indemnify INSpire for any income taxes and related expenses attributable to any members of the consolidated tax group other than INSpire.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and officers of INSpire, and persons who own more than 10% of the Common Stock, to file with the Commission initial reports of Common Stock ownership and reports of changes in such ownership. A reporting person must file a Form 3 -- Initial Statement of Beneficial Ownership of Securities within 10 days after such person becomes a reporting person. A reporting person must file a Form 4 -- Statement of Changes of Beneficial Ownership of Securities within 10 days after any month in which such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. Such exempt changes include stock options granted under a plan qualifying pursuant to Rule 16b-3 under the Exchange Act. A reporting person must file a Form 5 -- Annual Statement of Beneficial Ownership of Securities within 45 days after the end of the issuer's fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

     The Commission's rules require INSpire's reporting persons to furnish INSpire with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to INSpire and written representations that no other reports were required with respect to the year ended December 31, 1998, INSpire believes that the reporting persons have complied with all applicable Section 16(a) filing requirements for 1998 on a timely basis, except for a Form 3 due in September 1998 with respect to Mr. Aldredge and a Form 4 due in September 1998 with respect to Mr. Robinson.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     To be considered for inclusion in INSpire's proxy statement for the 2000 annual meeting, shareholder proposals must be received at INSpire's principal executive office no later than December 2, 1999. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if any shareholder proposal intended to be presented at the 2000 annual meeting without inclusion in INSpire's proxy statement for such meeting is received at INSpire's principal executive offices after February 15, 2000, then a proxy will have the ability to confer discretionary authority to vote on such proposal.

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the Commission into which this Proxy Statement is incorporated by reference, the material under the headings "Joint Report of the Compensation Committee and the Board of Directors on Executive Compensation" and "Performance Graph" shall not be incorporated into such future filings.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact included in this Proxy Statement, including without limitation statements regarding INSpire's financial position, business strategy and plans and objectives of management of INSpire for future operations, are forward-looking statements. When used in this Proxy Statement, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to INSpire or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of INSpire's management as well as assumptions made by and information currently available to INSpire's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to difficulties associated with growth, INSpire's dependence on major customers and limited operating history, technological change, competitive factors and pricing pressures, product development risks, changes in legal and regulatory requirements and general economic conditions. Such statements reflect the current views of INSpire with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of INSpire. All subsequent written and oral forward-looking statements attributable to INSpire or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                                 ANNUAL REPORT

     Accompanying this Proxy Statement is a copy of INSpire's Annual Report for the year ended December 31, 1998, which contains financial and other information pertaining to INSpire. The Annual Report does not form any part of the materials for the solicitation of proxies.

                                   FORM 10-K

     Accompanying this Proxy Statement is a copy of INSpire's Form 10-K for the year ended December 31, 1998. The Form 10-K does not form any part of the materials for the solicitation of proxies. INSPIRE WILL MAIL ADDITIONAL COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 TO EACH SHAREHOLDER OR BENEFICIAL OWNER OF SHARES OF COMMON STOCK WITHOUT CHARGE UPON SUCH PERSON'S WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT AT INSPIRE'S EXECUTIVE OFFICES AT 300 BURNETT STREET, FORT WORTH, TEXAS 76102-2799.

                                            By Order of the Board of Directors
                                            /s/ F. George Dunham, III
                                            F. George Dunham, III
                                            Chief Executive Officer and
                                              Chairman of the Board of Directors

Fort Worth, Texas
April 1, 1999

                                                                       EXHIBIT A

                       INSPIRE INSURANCE SOLUTIONS, INC.
                   EXECUTIVE PERFORMANCE STOCK INCENTIVE PLAN

Section 1. Purposes.

     The INSpire Insurance Solutions, Inc. Executive Performance Stock Incentive Plan (the "Plan") was established by the Board of Directors of INSpire Insurance Solutions, Inc. (the "Company"), effective as of January 1, 1999, subject to approval by the shareholders of the Company. The purpose of the Plan is to provide incentivized, at-risk compensation for a select group of management or highly compensated employees of the Company or its Subsidiaries whom the Company believes can contribute materially to the continued growth, development and success of the Company.

Section 2. Definitions.

     As used in this Plan, the following terms shall have the meanings indicated below:

          (a) "Base Award" shall mean a Base Award as described in Section 4 hereto.

          (b) "Base Compensation" shall mean the Participant's base salary payable by the Company or its Subsidiaries, without regard to any bonuses or incentive plan compensation, and prior to the Elective Deferral the Participant agrees to the terms of this Plan.

          (c) "Committee" shall mean the Compensation Committee of the Company's Board of Directors.

          (d) "Designated Beneficiary" shall mean a beneficiary or beneficiaries designated by a Participant, in accordance with the terms and conditions of
     Section 15 of the Plan, to receive the Participant's Plan Account in the event of the Participant's death, or in the absence of an effective designation by the Participant, the Participant's surviving spouse, or if there is no surviving spouse, the Participant's estate.

          (e) "Election to Defer Base Compensation" shall mean that written election (documented by a form adopted from time-to-time by the Company's management or the Committee) which documents a Participant's annual and irrevocable election to participate in the Plan and to defer his or her Base Compensation in accordance with the terms and conditions of the Plan.

          (f) "Elective Deferral" shall mean the portion of a Participant's Base Compensation that the Participant elects to forego with respect to a Performance Period in accordance with the terms and conditions of the Plan.

          (g) "Fair Market Value" shall mean Fair Market Value as defined in the Inspire Insurance Solutions, Inc. Second Amended and Restated 1997 Stock Option Plan.

          (h) "Participant" shall mean a participant as described in Section 3 hereof.

          (i) "Performance Period" shall mean the period during which the achievement of the Target Performance Goal(s) selected by the Committee with respect to any award pursuant to the Plan is to be measured.

          (j) "Performance Stock" shall mean shares of Common Stock of the Company, par value $.01 per share that are awarded pursuant to this Plan.

          (k) "Plan Account" shall mean a general ledger account established for a Participant in accordance with the terms and conditions of Section 11 of the Plan.

          (l) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

          (m) "Subsidiaries" shall mean those corporations, more than 50% of whose outstanding voting securities the Company has the right, directly or indirectly, to vote for the elections of directors, and who are identified by the Committee to be covered by this Plan.

          (n) "Success Award" shall mean a Success Award as described in Section 4 hereto.

          (o) "Target Performance Goal(s)" shall mean a performance goal established by the Committee, at any time ending on or before the 90th day of the applicable Performance Period (but in no event after 25% of the Performance Period has elapsed), based on any or all of the following business criteria, which may apply to the individual in question, an identifiable business unit or the Company as a whole: stock price, market share, sales, earnings per share, return on equity or costs, return on invested capital or net assets employed, cumulative total return to shareholders, whether compared to preselected peer groups or not, consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, and cash flow, for the applicable performance period, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Committee may establish at any time ending on or before the deadline described above for the establishment of the Performance Goal. The foregoing shall constitute the sole business criteria upon which the performance goals under this Plan shall be based.

Section 3. Eligibility and Participation.

     Participants in the Plan shall include (i) directors of the Company and
(ii) employees of the Company and its Subsidiaries if they hold an officer position of Vice President or higher in the Company or its Subsidiaries. Participants may participate in the Plan for a specified Performance Period by timely filing with the Company an Election to Defer Base Compensation for that Performance Period.

Section 4. Plan Benefits.

     Prior to each Performance Period, each Participant will be given the right to file an Election to Defer the Base Compensation in which he or she may designate a percentage of his or her Base Compensation that constitutes his or her Elective Deferral for that Performance Period. The Participant may elect to forego 10%, 15%, 20% or 25% of his or her Base Compensation, or such other percentage as may be permitted by the Committee. The period of time in which the Participant actually foregoes the designated percentage of his or her Base Compensation with respect to a Performance Period need not coincide exactly with the Performance Period, but shall begin no earlier than one month prior to the beginning, and end no later than one month after the end, of the Performance Period.

     If the Participant makes such an election for a Performance Period, the Participant shall receive the right to an award of Performance Stock, subject to the award, vesting and forfeitures provisions of this Plan. The transfer and issuance of such Performance Stock to a Participant pursuant to the Plan shall constitute the payment of the Participant's Elective Deferrals relating to the Performance Period. The amount of Performance Stock awarded will depend on whether the Company achieves the Target Performance Goal(s) designated by the Committee for the Performance Period in issue. If the designated Target Performance Goal(s) is achieved, the Participant will be awarded a number of shares of Performance Stock (a "Success Award") valued at two-times the amount of Base Compensation the Participant deferred with respect to that Performance Period, based on the Fair Market Value of the Company's stock on the April 1 in or nearest (in the event a Performance Period does not span an April 1) that Performance Period (to the next full share). If the designated Target Performance Goal(s) is not achieved, each Participant will be awarded a number of shares of Performance Stock (a "Base Award") valued at 50% of the amount of Base Compensation the Participant deferred with respect to that Performance Period, based on the Fair Market Value of the Company's stock on the April 1 in or nearest (in the event a Performance Period does not span an April 1) that Performance Period (to the next full share). Shares of awarded Performance Stock shall be paid and transferred to a Participant as follows:

          (a) Performance Shares comprising a Base Award shall be transferred and issued to the Participant within five business days of the April 1 immediately following the Performance Period.

          (b) 50% of the Performance Shares comprising a Success Award shall be transferred and issued to a Participant within five business days of the April 1 immediately following the Performance Period and the remaining 50% shall be transferred and issued within five business days of April 1 of the next following year.

Section 5. Provisions Related to Section 162(m).

          (a) The maximum number of shares of Performance Stock which may be granted to any Participant in any one year shall not exceed 100,000 shares.

          (b) The Committee shall designate all Participants for a Performance Period by the deadline for establishing the Target Performance Goal for that Performance Period.

          (c) Following the close of each Performance Period and prior to the payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the attainment of all Target Performance Goals (including the performance goals for a Participant) upon which any awards to a Participant for that Performance Period are to be based.

          (d) Each of the foregoing provisions and all of the other terms and conditions of the Plan shall be interpreted in such a fashion so as to qualify all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

          (e) No shares of Performance Stock shall be awarded under the Plan and this Plan shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the 1999 annual meeting of shareholders of the Company.

Section 6. Termination of Participation.

     A Participant's participation shall terminate before the end of the Performance Period, in the event of his or her termination of employment with the Company for any reason, including death or disability. When a Participant's participation terminates before the end of the Performance Period due to involuntary termination of employment, retirement, death or disability, the amount of any Base Compensation foregone by that employee as to such Performance Period shall be reimbursed by the Company to the Participant or his/her Designated Beneficiary.

Section 7. Transfer and Issuance of Performance Stock.

     When Performance Stock attributable to a Success Award or a Base Award is transferred and issued pursuant to Section 4 of this Plan, the Committee shall then cause stock certificates registered in the name of the Participant (or the Designated Beneficiary) to be issued and delivered to the Participant (or the Designated Beneficiary) free of any and all restrictions or conditions.

Section 8. SEC Restrictions.

     Each certificate representing Performance Stock shall bear such legends as the Committee determines appropriate under the Securities Act and any related legislation or regulations. The Company agrees, however, to take those steps necessary to register such shares under the Securities Act, prior to the issuance of those shares under the Plan.

Section 9. Plan Account.

     A separate Plan Account shall be established on the Company's books for each Participant for the purpose of accounting for all Elective Deferrals made and Performance Stock rights earned pursuant to the terms and conditions of this Plan.

     Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments of cash or Performance Stock from the Company or any Subsidiary pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. None of the rights or benefits provided under the Plan shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved.

Section 10. Tax Withholding.

     Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Success Awards and Base Awards all federal, state or local taxes as required by law to be withheld with respect to such awards, and the Participant or other person receiving such Performance Stock may be required to pay to the Company or a Subsidiary, as appropriate prior to delivery of such Performance Stock, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Performance Stock. If such payment is not received, the Company may withhold an appropriate number of shares in payment of such withholding tax obligations or withhold through any other lawful means.

Section 11. Designation and Change of Designated Beneficiary.

     Each Participant may file with the Committee a written designation of one or more persons as the Designated Beneficiary who shall be entitled to receive (in the order and/or portions indicated) the Performance Stock, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

Section 12. No Guarantee of Employment.

     Nothing contained in the Plan shall be interpreted as a contract of employment between the Company, or any of its Subsidiaries, and a Participant, as establishing the right of a Participant to be continued in the employment of the Company or any of its Subsidiaries to discharge a Participant, with or without cause.

Section 13. Other Benefit Programs.

     Participation in the Plan is in addition to and not in lieu of any other qualified or non-qualified employee benefit plans or programs in which a Participant is or may become eligible to participate by reason of employment with the Company. Except as otherwise provided herein or in such other plans or programs, participation in the Plan and receipt of any benefits hereunder shall be disregarded under such other plans or programs. Notwithstanding the foregoing, a Participant's benefits under all non-qualified employee benefit plans or programs maintained by the Company shall be determined as if the Participant had not made an Election To Defer Base Compensation. With respect to the Company's qualified retirement plan, in the event that a Participant's contribution to that plan, or benefits or account balance therein, is affected in any manner by the Participant having made an Election to Defer Base Compensation pursuant to the Plan, then such Participant shall receive an additional current payment in an amount equal to that percentage of the compensation deferred pursuant to the Participant's Election to Defer Base Compensation that would have otherwise been taken into account as a contribution to, benefit or credit to an account balance pursuant to such qualified retirement plan.

Section 14. Amendment and Termination.

     Notwithstanding any provision of the Plan, the Company reserves the right, in its sole and absolute discretion, to modify, amend, suspend or terminate the Plan at any time and for any reason, with or without notice; provided, however that no such modification, amendment, suspension or termination shall reduce the balance of any Participant's Plan Account determined as of the date any such action is taken.

                                                                      APPENDIX I

                       INSPIRE INSURANCE SOLUTIONS, INC.
                300 BURNETT STREET FORT WORTH, TEXAS 76102-2799

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                      OF INSPIRE INSURANCE SOLUTIONS, INC.

    I hereby appoint F. George Dunham, III and William J. Smith, III, or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as designated on the reverse side, at the annual meeting (the "Annual Meeting") of INSpire Insurance Solutions, Inc., a Texas corporation ("INSpire"), to be held on May 12, 1999, at 10:00 a.m., Fort Worth, Texas time, at the Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, and at any postponement or any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED BELOW, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. THE ELECTION OF DIRECTORS:

                 FOR                           WITHHOLD AUTHORITY                        *EXCEPTIONS
all nominees listed to the right              to vote for all                               [ ]
            [ ]                            nominees listed to the right
                                                     [ ]


      Nominees: Daniel E. Berce, William J. Smith, III and Mitch S. Wynne

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*EXCEPTIONS
--------------------------------------------------------------------------------

2. THE PROPOSAL TO APPROVE AND RATIFY THE EXECUTIVE PERFORMANCE STOCK INCENTIVE
PLAN:

                       FOR           AGAINST           ABSTAIN
                       [ ]             [ ]               [ ]

3. THE PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF INSPIRE'S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999:

                       FOR           AGAINST           ABSTAIN
                       [ ]             [ ]               [ ]

    The undersigned hereby acknowledges receipt of the Proxy Statement dated April 1, 1999 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

                                              Date                        , 1999
                                                  ------------------------

                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name        (Please print)

  (PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED SELF-ADDRESSED AND
                              POSTMARKED ENVELOPE)